(d)(2)(Q)

PORTFOLIO MANAGEMENT AGREEMENT

VOYA INVESTORS TRUST

AGREEMENT, effective as of May 1, 2017, among Voya Investors Trust (the “Trust”), a Massachusetts business trust; Voya Investments, LLC (the “Manager”), an Arizona limited liability company; and T. Rowe Price Associates, Inc. (the “Portfolio Manager”), a Maryland corporation.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company;

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies, and limitations;

WHEREAS, the Trust currently offers shares in multiple series, may offer shares of additional series in the future, and intends to offer shares of additional series in the future;

WHEREAS, pursuant to an Investment Management Agreement, effective as of May 1, 2017 (the “Management Agreement”), a copy of which have been provided to the Portfolio Manager, the Trust has retained the Manager to render advisory, management, and administrative services to many of the Trust’s series; and

WHEREAS, the Trust and the Manager wish to retain the Portfolio Manager to furnish investment advisory services to one or more of the series of the Trust, and the Portfolio Manager is willing to furnish such services to the Trust and the Manager.

NOW THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Trust, the Manager, and the Portfolio Manager as follows:

1.             Appointment.  The Trust and the Manager hereby appoint the Portfolio Manager to render investment advisory services to the Series designated on Schedule A of this Agreement (the “Series”) for the periods and on the terms set forth in this Agreement.  The Portfolio Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. In the event the Trust designates one or more series other than the Series with respect to which the Trust and the Manager wish to retain the Portfolio Manager to render investment advisory services hereunder, they shall notify the Portfolio Manager in writing.  If the Portfolio Manager is willing to render such services, it shall notify the Trust and Manager in writing, whereupon such series shall become a Series hereunder, and be subject to this Agreement.

2.             Portfolio Management Duties.  Subject to the supervision of the Trust’s Board of Trustees and the Manager, the Portfolio Manager will provide a continuous investment program for the Series’ portfolio and determine the composition of the assets of the Series’ portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio.  The Portfolio Manager will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Series’ assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of the Series should be held in the various securities and other investments in which it may invest, and the Portfolio Manager is hereby authorized to execute and perform such services on behalf of the Series. To the extent permitted by the investment policies of the Series, the Portfolio Manager shall make decisions for the Series as to foreign currency matters and make determinations as to and execute and perform foreign currency exchange contracts on behalf of the Series. The Portfolio Manager will provide the services under this Agreement in accordance with the Series’ investment objective or objectives, policies, and restrictions as stated in the Trust’s Registration Statement filed with the Securities and Exchange Commission (“SEC”), as amended, and provided to the Portfolio Manager by the Manager.  The Portfolio Manager further agrees as follows:

(a)           The Portfolio Manager will (1) take all steps necessary to manage the Series so that it will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, (2) take all steps necessary to manage the Series so as to ensure compliance by the Series with the diversification requirements of Section 817(h) of the Internal Revenue Code and regulations issued thereunder, and (3) use reasonable efforts to manage the Series so as to ensure compliance by the Series with any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies. The Manager or the Trust will notify the Portfolio Manager of any pertinent changes, modifications to, or interpretations of Section 817(h) of the Internal Revenue Code and regulations issued thereunder. In managing the Series in accordance with these requirements, the Portfolio Manager shall be entitled to act and rely upon advice of counsel to the Trust, counsel to the Manager, or counsel to the Portfolio Manager, such counsel to be reasonably acceptable to the Manager.

(b)           The Portfolio Manager will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees of which the Portfolio Manager has been sent a copy, and the provisions of the Registration Statement of the Trust under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, as supplemented or amended, of which the Portfolio Manager has received a copy.  The Manager or the Trust will notify the Portfolio Manager of pertinent provisions of applicable state insurance law with which the Portfolio Manager must comply under this Paragraph 2(b).

(c)           On occasions when the Portfolio Manager deems the purchase or sale of a security to be in the best interest of the Series as well as of other investment advisory clients of the Portfolio Manager or any of its affiliates, the Portfolio Manager may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Portfolio Manager in a manner that is fair and equitable in the judgment of the Portfolio Manager in the exercise of its fiduciary obligations to the Trust and to such other clients, subject to reasonable review by the Manager and the Board of Trustees.

(d)           In connection with the purchase and sale of securities for the Series, the Portfolio Manager will arrange for the transmission to the custodian and portfolio accounting agent for the Series on a daily basis, such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform its administrative and record keeping responsibilities with respect to the Series. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Portfolio Manager will arrange for the automatic transmission of the confirmation of such trades to the Trust’s custodian and portfolio accounting agent.

(e)           The Portfolio Manager will assist the custodian and portfolio accounting agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for the Trust, the value of any portfolio securities or other assets of the Series for which the custodian and portfolio accounting agent reasonably seeks assistance from or identifies for review by the Portfolio Manager.

(f)            The Portfolio Manager will make available to the Trust and the Manager, promptly upon request, all of the Series’ investment records and ledgers maintained by the Portfolio Manager (which shall not include the records and ledgers maintained by the custodian or portfolio accounting agent for the Trust) as are necessary to assist the Trust and the Manager to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”), as well as other applicable laws.  The Portfolio Manager will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested.

(g)           The Portfolio Manager will provide reports to the Trust’s Board of Trustees for consideration at meetings of the Board on the investment program for the Series and the issuers and securities represented in the Series’ portfolio, and will furnish the Trust’s Board of Trustees with respect to the Series such periodic and special reports as shall be agreed upon by the Trustees, the Manager, and the Portfolio Manager, which agreement shall not be unreasonably withheld.

(h)           In rendering the services required under this Agreement, the Portfolio Manager may, from time to time, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement.  However, the Portfolio Manager may not retain as a sub-adviser any company that would be an “investment adviser,” as that term is defined in the 1940 Act, to the Series unless the contract with such company is approved by a majority of the Trust’s Board of Trustees and a majority of Trustees who are not parties to any agreement or contract with such company and who are not “interested persons,” as defined in the 1940 Act, of the Trust, the Manager, or the Portfolio Manager, or any such company that is retained as a sub-adviser, and is approved by the vote of a majority of the outstanding voting securities of the applicable Series of the Trust to the extent required by the 1940 Act.  The Portfolio Manager shall be responsible for making reasonable inquiries and for reasonably ensuring that any employee of the Portfolio Manager, any sub-adviser that the Portfolio Manager has employed or with which it has associated with respect to the Series, or any employee thereof has not, to the best of the Portfolio Manager’s knowledge, in any material connection with the handling of Trust assets:

(i)            been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)           been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

(iii)          been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

(i)            With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements, and options on futures contracts (“futures”), which are permitted to be made by the Portfolio Manager in accordance with this Agreement and the investment objectives and strategies of the Series, as outlined in the Registration Statement for the Fund, the Manager hereby authorizes and directs the Portfolio Manager to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of each Series, brokerage agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of each Series, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations, provided that the Portfolio Manager may only trade swaps and derivatives under ISDA Master Agreements which are substantially similar to those reviewed and approved by the Manager.  The Portfolio Manager also is hereby authorized to instruct the Fund custodian with respect to any collateral management activities in connection with any derivatives transactions.  The Manager acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Portfolio Manager for such investment purposes.

(j)            The Portfolio Manager will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested in connection with annual and special meetings of equity stockholders, provided however, that the Portfolio Manager retains responsibility to vote or abstain from voting all proxies with respect to non-equity portfolio securities and all portfolio securities for matters with regard to bankruptcy or related plans of reorganization, unless the Manager gives the Portfolio Manager written instructions to the contrary.  The Portfolio Manager will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

The Portfolio Manager will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested.  Upon request, the Portfolio Manager will submit a written voting recommendation to the Manager for such proxies.  In making such recommendations, the Portfolio Manager shall use its good faith judgment to act in the best interests of the Series.  The Portfolio Manager shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Portfolio Manager or of its affiliates.

3.             Broker-Dealer Selection.  The Portfolio Manager is responsible for decisions to buy and sell securities and other investments for the Series’ portfolio, broker-dealer selection, and negotiation of brokerage commission rates.  The Portfolio Manager’s primary consideration in effecting a security transaction will be to obtain the best execution for the Series, taking into account the factors specified in the prospectus and/or statement of additional information for the Trust, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, the experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and the firm’s risk in positioning a block of securities.  Accordingly, the price to the Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Portfolio Manager in the exercise of its fiduciary obligations to the Trust, by other aspects of the portfolio execution services offered.  Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Portfolio Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Series to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Portfolio Manager or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Portfolio Manager’s or its affiliate’s overall responsibilities with respect to the Series and to their other clients as to which they exercise investment discretion.  To the extent consistent with these standards, the Portfolio Manager is further authorized to allocate the orders placed by it on behalf of the Series to the Portfolio Manager if it is registered as a broker-dealer with the SEC, to its affiliated broker-dealer, or to such brokers and dealers who also provide research or statistical material, or other services to the Series, the Portfolio Manager, or an affiliate of the Portfolio Manager.  Such allocation shall be in such amounts and proportions as the Portfolio Manager shall determine consistent with the above standards, and the Portfolio Manager will report on said allocation regularly to the Board of Trustees of the Trust indicating the broker-dealers to which such allocations have been made and the basis therefor.

4.             Disclosure about Portfolio Manager.  The Portfolio Manager has reviewed or will review the post-effective amendment to the Registration Statement for the Trust filed or to be filed with the Securities and Exchange Commission that contains or will contain disclosure about the Portfolio Manager that has been provided by the Portfolio Manager, and represents and warrants that, with respect to the disclosure about the Portfolio Manager or information relating, directly or indirectly, to the Portfolio Manager, such Registration Statement, to the extent it contains information provided by or respecting the Portfolio Manager, contains or will contain, as of the date of filing with the Securities and Exchange Commission, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Portfolio Manager further represents and warrants that it is a duly registered investment adviser under the Advisers Act and a duly registered investment adviser in all states in which the Portfolio Manager is required to be registered.

5.             Expenses.  During the term of this Agreement, the Portfolio Manager will pay all expenses incurred by it and its staff and for their activities in connection with its portfolio management duties under this Agreement. The Manager or the Trust shall be responsible for all the expenses of the Trust’s operations including, but not limited to:

(a)           Expenses of all audits by the Trust’s independent public accountants;

(b)           Expenses of the Series’ transfer agent, registrar, dividend disbursing agent, and record keeping services;

(c)           Expenses of the Series’ custodial services including record keeping services provided by the custodian;

(d)           Expenses of obtaining quotations for calculating the value of the Series’ net assets;

(e)           Expenses of obtaining Portfolio Activity Reports and Analyses of International Management Reports (as appropriate) for the Series;

(f)            Expenses of maintaining the Trust’s tax records;

(g)           Salaries and other compensation of any of the Trust’s executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Portfolio Manager or an affiliate of the Portfolio Manager;

(h)           Taxes levied against the Trust;

(i)            Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Series;

(j)            Costs, including the interest expense, of borrowing money;

(k)           Costs and/or fees incident to meetings of the Trust’s shareholders, the preparation and mailings of prospectuses and reports of the Trust to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence, and the regulation of shares with federal and state securities or insurance authorities;

(1)           The Trust’s legal fees, including the legal fees related to the registration and continued qualification of the Trust’s shares for sale;

(m)          Costs of printing stock certificates representing shares of the Trust;

(n)           Trustees’ fees and expenses to Trustees who are not officers, employees, or stockholders of the Portfolio Manager or any affiliate thereof;

(o)           The Trust’s fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(p)           Association membership dues;

(q)           Extraordinary expenses of the Trust as may arise including expenses incurred in connection with litigation, proceedings, and other claims (unless the Portfolio Manager is responsible for such expenses under Section 14 or Section 15 of this Agreement), and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto; and

(r)            Organizational and offering expenses.

6.             Compensation.  For the services provided, the Manager will pay the Portfolio Manager a fee, payable monthly, as described on Schedule B.

7.             Seed Money.  The Manager agrees that the Portfolio Manager shall not be responsible for providing money for the capitalization of the Series.

8.             Compliance.

(a)           The Portfolio Manager agrees that it shall immediately notify the Manager and the Trust (1) in the event that the SEC has censured the Portfolio Manager; placed limitations upon its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Series has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, or (3) upon having a reasonable basis for believing that the Series has ceased to comply or might not comply with the diversification provisions of Section 817(h) of the Internal Revenue Code or the Regulations thereunder.  The Portfolio Manager further agrees to notify the Manager and the Trust immediately of any material fact known to the Portfolio Manager respecting or relating to the Portfolio Manager that is not contained in the Registration Statement or prospectus for the Trust, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect (provided such Registration Statement or a prospectus for the Trust is provided to the Portfolio Manager).

(b)           The Manager agrees that it shall immediately notify the Portfolio Manager (1) in the event that the SEC has censured the Manager or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Series has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, or (3) upon having a reasonable basis for believing that the Series has ceased to comply with the diversification provisions of Section 8 17(h) of the Internal Revenue Code or the Regulations thereunder.

9.             Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Portfolio Manager hereby agrees that all records which it maintains for the Series are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Manager’s request, although the Portfolio Manager may, at its own expense, make and retain a copy of such records.  The Portfolio Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a- 1 under the 1940 Act.

10.          Cooperation.  Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the Securities and Exchange Commission and state insurance regulators) in connection with any investigation or inquiry relating to this Agreement or the Trust.

11.          Representations Respecting Portfolio Manager.  The Manager and the Trust agree that neither the Trust, the Manager, nor affiliated persons of the Trust or the Manager shall give any information or make any representations or statements in connection with the sale of shares of the Series concerning the Portfolio Manager or the Series other than the information or representations contained in the Registration Statement, prospectus, or statement of additional information for the Trust shares, as they may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved in advance by the Portfolio Manager, except with the prior permission of the Portfolio Manager.  The parties agree that in the event that the Manager or an affiliated person of the Manager sends sales literature or other promotional material to the Portfolio Manager for its approval, the Portfolio Manager will use its best efforts to comment within 30 days.

12.          Control.  Notwithstanding any other provision of this Agreement, it is understood and agreed that the Trust shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and reserve the right to direct, approve, or disapprove any action hereunder taken on its behalf by the Portfolio Manager.

13.          Services Not Exclusive.

(a)           It is understood that the services of the Portfolio Manager are not exclusive, and nothing in this Agreement shall prevent the Portfolio Manager (or its affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Series) or from engaging in other activities.

(b)           The services of the Portfolio Manager to the Series and the Trust are not to be deemed to be exclusive, and the Portfolio Manager shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Portfolio Manager may not consult with any other portfolio manager of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor portfolio managers of the Series in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

14.          Liability.  The Portfolio Manager may rely upon information reasonably believed by it to be accurate and reliable.  Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Trust and the Manager agree that the Portfolio Manager, any affiliated person of the Portfolio Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls the Portfolio Manager shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Portfolio Manager’s duties, or by reason of reckless disregard of the Portfolio Manager’s obligations and duties under this Agreement.

15.          Liability Respecting Tax Compliance.  Notwithstanding Section 14, the Portfolio Manager shall be liable for all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) incurred by the Trust or the Manager, any affiliated person of the Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Manager, arising out of the Portfolio Manager’s responsibilities as Portfolio Manager of the Series which are based upon a failure to comply with Section 2, Paragraph (a)(l) or (2) of this Agreement.

16.          Duration and Termination.

(a)           With respect to each Series identified as a Series on Schedule A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Series this Agreement shall continue in full force and effect through November 30, 2017.  Thereafter, unless earlier terminated with respect to a Series, this Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or (ii) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Series that is added to Schedule A hereto as a Series after the date of this Agreement, this Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Series as a Series under this Agreement or

(ii) the date upon which the shares of the Series are first sold to the public, subject to the condition that the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and the shareholders of such Series, shall have approved this Agreement.  Unless terminated earlier as provided herein with respect to any such Series, this Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series. Thereafter, unless earlier terminated with respect to a Series, this Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or (ii) vote of a majority of the outstanding voting shares of such Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.  The Portfolio Manager shall not provide any services for a Series or receive any fees on account of such Series with respect to which this Agreement is not approved as described in the preceding sentence. However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Series shall be effective to continue this Agreement with respect to the Series notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Series or (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

Notwithstanding the foregoing, this Agreement may be terminated for each or any Series hereunder: (a) by the Manager at any time without penalty, upon sixty (60) days’ written notice to the Portfolio Manager and the Trust, (b) at any time without payment of any penalty by the Trust, upon the vote of a majority of the Trust’s Board of Trustees or a majority of the outstanding voting securities of each Series, upon sixty (60) days’ written notice to the Manager and the Portfolio Manager, or (c) by the Portfolio Manager at any time without penalty, upon sixty (60) days’ written notice to the Manager and the Trust.  In the event of termination for any reason, all records of each Series for which this Agreement is terminated shall promptly be returned to the Manager or the Trust, free from any claim or retention of rights in such record by the Portfolio Manager, although the Portfolio Manager may, at its own expense, make and retain a copy of such records.  This Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act).  In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 2(f), 9, 10, 11, 14, 15, and 18 of this Agreement shall remain in effect, as well as any applicable provision of this Paragraph numbered 16.

(b)           Notices.  Any notice must be in writing and shall be sufficiently given (1) when delivered in person, (2) when dispatched by telegram or electronic facsimile transfer (confirmed in writing by postage prepaid first class air mail simultaneously dispatched), (3) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Voya Investors Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

Attention:  Huey P. Falgout, Jr.

If to the Manager:

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

Attention:  Chief Counsel

If to the Portfolio Manager:

T. Rowe Price Associate, Inc.

100 East Pratt Street

Baltimore, MD  21202

Attention:  Fran Pollack-Matz

17.          Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Series, and (ii) the Trustees of the Trust, including a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

18.          Use of Name.

(a)           It is understood that the name “Voya Investments, LLC” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Manager or its affiliates, including but not limited to the mark “Voya®” (collectively, the “Voya Marks”) is the valuable property of the Manager and/or its affiliates, and that the Portfolio Manager has the right to use such Voya Marks only with the prior written consent of the Manager and only so long as the Portfolio Manager is a portfolio manager to the Trust and/or the Series.  In the event that the Portfolio Manager is no longer the Portfolio Manager to the Fund and/or the Series, or upon termination of the Management Agreement between the Trust and the Manager without its replacement with another agreement, or the earlier request of the Manager, the Portfolio Manager shall, as soon as is reasonably possible, discontinue all use of the Voya Marks.

(b)           It is understood that the name “T. Rowe Price Associates, Inc.” or any trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Portfolio Manager or its affiliates (collectively, the “T. Rowe Marks”) are the valuable property of the Portfolio Manager and its affiliates and that the Trust and/or the Series have the right to use such T. Rowe Marks in the names of the Series and in offering materials of the Trust only with the approval of the Portfolio Manager and only for so long as the Portfolio Manager is a portfolio manager to the Trust and/or the Series.  In the event that the Portfolio Manager is no longer the Portfolio Manager to the Fund and/or the Series, or upon termination of the Management Agreement between the Trust without its replacement with another agreement, or the earlier request of the Portfolio Manager, the Manager, and the Portfolio Manager, the Trust shall, as soon as is reasonably possible, discontinue all use of the T. Rowe Marks.

19.          Amended and Restated Agreement and Declaration of Trust.  A copy of the Amended and Restated Agreement and Declaration of Trust for the Trust is on file with the Secretary of the Commonwealth of Massachusetts.  The Amended and Restated Agreement and Declaration of Trust has been executed on behalf of the Trust by Trustees of the Trust in their capacity as Trustees of the Trust and not individually.  The obligations of this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any Trustee, officer, or shareholder of the Trust individually.

20.          Miscellaneous.

(a)           This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

(b)           The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)           To the extent permitted under Section 16 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other parties.

(d)           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)           Nothing herein shall be construed as constituting the Portfolio Manager as an agent of the Manager, or constituting the Manager as an agent of the Portfolio Manager.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

VOYA INVESTORS TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

VOYAINVESTMENTS, LLC

By:	Todd Modic
Todd Modic
Senior Vice President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Savonne L. Ferguson

Name:	Savonne L. Ferguson

Title:	Vice President

SCHEDULE A

The Series of Voya Investors Trust (formerly, The GCG Trust) as described in Section 1 of the attached Portfolio Management Agreement, to which T. Rowe Price Associates, Inc. shall act as Portfolio Manager are as follows:

VY® T. Rowe Price Capital Appreciation Portfolio

VY® T. Rowe Price Equity Income Portfolio

VY® T. Rowe Price International Stock Portfolio

SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For services provided by T. Rowe Price Associates, Inc. on behalf of the following Series of Voya Investors Trust, pursuant to the Portfolio Management Agreement dated May 1, 2017, the Manager will pay the Portfolio Manager a fee, computed daily(1) and payable no later than the tenth (10th) business day immediately following the end of each calendar month, based on the average daily net assets of the Series at the following annual rates:

RATE
SERIES(2)	(as a percentage of average daily net assets)

VY® T. Rowe Price Capital Appreciation Portfolio

Assets up to $500 million:
0.50% on the first $250 million; and
0.40% on assets over $250 million

When assets exceed $500 million:
0.40% on the first $1 billion; and
0.35% on assets over $1 billion

When assets exceed $2 billion:
0.40% on the first $500 million; and
0.35% on assets over $500 million

When assets exceed $3 billion:
0.35% on all assets

(1)         The portfolio management fees for VY® T. Rowe Price Capital Appreciation Portfolio, VY® T. Rowe Price Equity Income Portfolio, and VY® T. Rowe Price International Stock Portfolio will be calculated on a monthly basis based on the average daily net assets for the month.  The transitional credit for VY® T. Rowe Price Capital Appreciation Portfolio, VY® T. Rowe Price Equity Income Portfolio, and VY® T. Rowe Price International Stock Portfolio will be calculated on a monthly basis based on the net assets on each day that the day’s net assets fall within the transitional credit range on that day.

(2)         The fees payable under this Portfolio Management Agreement are subject to a group fee waiver.  For purposes of this fee waiver, the assets of the Series will be aggregated with those of VY® T. Rowe Price Diversified Mid Cap Growth Portfolio and VY® T. Rowe Price Growth Equity Portfolio (the “VPI Portfolios”), each a series of Voya Partners, Inc. that is managed by an affiliate of the Manager and sub-advised by the Portfolio Manager; for purposes of this waiver, the assets of the Series will also be aggregated with those of Voya Multi-Manager International Equity Fund (“Multi-Manager International Equity Fund”), a series of Voya Mutual Funds, that is managed by an affiliate of the Manager and sub-advised by the Portfolio Manager.  Pursuant to the terms of a letter agreement between the Manager and the Portfolio Manager dated December 5, 2001, as amended, the fee waiver will be calculated based on the aggregate assets of the Series,  the VPI Portfolios, and Multi-Manager International Equity Fund as indicated below and will be applied to any fees payable by a Series.  Notwithstanding the reference to the fee waiver in this Schedule B, the terms of the letter agreement shall govern the fee waiver.

•                  Aggregate assets between $750 million and $1.5 billion = 5% discount

•                  Aggregate assets between $1.5 billion and $3.0 billion = 7.5% discount

•                  Aggregate assets greater than $3.0 billion = 10% discount

VY® T. Rowe Price Equity Income Portfolio

Assets up to $100 million:
0.50% on the first $50 million; and
0.45% on the next $50 million

When assets exceed $100 million:
0.40% on all assets

When assets exceed $200 million:
0.35% on all assets

When assets exceed $500 million:
0.325% on first $500 million; and
0.30% on next $500 million

When assets exceed $1 billion:
0.30% on all assets

VY® T. Rowe Price International Stock Portfolio(3)

Assets up to $250 million:
0.65% on the first $50 million
0.50% on the next $200 million

When assets exceed $250 million, the fee schedule resets as indicated below:
0.45% on all assets(4)

When assets exceed $1 billion, the fee schedule resets as indicated below:
0.425% on all assets(4)

Concurrently with payment of the portfolio management fee, the Manager or its agent will provide the Portfolio Manager with a worksheet or such information reasonably necessary to support the calculation of the fees due to it hereunder.

With respect to VY® T. Rowe Price Capital Appreciation Portfolio:

For VY® T. Rowe Price Capital Appreciation Portfolio (the “Capital Appreciation Portfolio”), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion.  The credit will apply at asset levels between $2.93 billion and $3 billion.

To accommodate circumstances where the Capital Appreciation Portfolio’s assets fall beneath $3 billion and to prevent a decline in the Capital Appreciation Portfolio’s assets from causing an

(3)         For purposes of calculating the fees of VY® T. Rowe Price International Stock Portfolio under this Agreement, the assets of the Portfolio shall be aggregated with the assets of the investment sleeve managed by T. Rowe Price Associates, Inc. with respect to Voya Multi-Manager International Equity Fund, a series of Voya Mutual Funds, which is not a party to this Agreement.

(4)         When assets are below $250 million, the breakpoints will reset to the asset weighted value of 0.65% on the first $50 million and 0.50% on the next $200 million.  When assets exceed $250 million, up to $1 billion, the breakpoints will reset to the asset weighted value of 0.45% on all assets.

increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of $2.93 billion, where the original fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.35% fee schedule by the difference between the current portfolio size for billing purposes and the $2.93 billion threshold, divided by the difference between $3 billion and the $2.93 billion threshold.  The credit would approach $250,000 annually when the Capital Appreciation Portfolio’s assets were close to $3 billion and fall to zero at $2.93 billion.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $2.93 billion	X $250,000
$70,000,000

With respect to VY® T. Rowe Price Equity Income Portfolio:

For VY® T. Rowe Price Equity Income Portfolio (the “Equity Income Portfolio”), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets reach $1 billion.  The credit will apply at asset levels between approximately $958.3 million and $1 billion.

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1 billion and to prevent a decline in the Equity Income Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $958.3 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.30% fee schedule by the current portfolio size for billing purposes and the $958.3 million threshold, divided by the difference between $1 billion and the $958.3 million threshold.  The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $1 billion and fall to zero at approximately $958.3 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $958,333,333	X $125,000
$41,666,667

With respect to VY® T. Rowe Price International Stock Portfolio:

For VY® T. Rowe Price International Stock Portfolio (the “International Stock Portfolio”), the Portfolio Manager will provide the Manager transitional credits to eliminate any discontinuity between the tiered fee schedule and the flat 0.45% fee schedule once assets reach $250 million, and to eliminate any discontinuity between the flat 0.45% fee schedule and flat 0.425% fee schedule once assets reach $1 billion.  The credits will apply at asset levels between approximately $210 million and $250 million, and at asset levels between approximately $944 million and $1 billion.

To accommodate circumstances where the International Stock Portfolio’s assets fall beneath $250 million and to prevent a decline in the International Stock Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $250 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $210 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.45% fee schedule by the difference between the current portfolio size for billing purposes, and the $210 million threshold, divided by the difference between $250 million and the $210 million threshold.  The credit will approach $200,000 annually when the International Stock Portfolio’s assets are close to $250 million and fall to zero at approximately $210 million.

As the International Stock Portfolio’s assets approach $250 million, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $210,000,000	X $200,000
$40,000,000

To accommodate circumstances where the International Stock Portfolio’s assets fall beneath $1 billion and to prevent a decline in the International Stock Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $944 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the flat 0.45% fee schedule and the flat 0.425% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes.  The credit will approach $250,000 annually when the International Stock Portfolio’s assets are close to $1 billion and fall to zero at approximately $944 million.

As the International Stock Portfolio’s assets approach $1 billion, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $944,444,444	X $250,000
$55,555,555